Exhibit 99.1

The Home Depot Names Ted Decker Chair of the Board

ATLANTA, Aug. 18, 2022 – The Home Depot®, the world’s largest home improvement retailer, announced today that its Board of Directors has elected CEO and President Edward “Ted” Decker as chair of the board, effective Oct.1, 2022. He will succeed Craig Menear, who will retire as chair effective Sept. 30, 2022.

“During Ted’s tenure as CEO and a member of the board, we have witnessed firsthand his passion for the customer experience and our associates, and we look forward to continuing to work with him as chair,” said Greg Brenneman, the board’s lead director. “On behalf of the Board of Directors, I want to thank Craig for his unwavering commitment to The Home Depot’s values and his visionary leadership, which established a solid foundation for the long-term success of the company.”

Decker, a 22-year veteran of The Home Depot, was named CEO in March 2022. He was named president and chief operating officer in October 2020. Decker joined The Home Depot in 2000 as a director of business valuation and has held numerous strategic positions across the company.

The Home Depot is the world's largest home improvement specialty retailer. At the end of the second quarter, the company operated a total of 2,316 retail stores in all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. The Company employs approximately 500,000 associates. The Home Depot's stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.

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For more information, contact:

Financial Community	News Media
Isabel Janci	Sara Gorman
Vice President of Investor Relations and Treasurer	Senior Director of Corporate Communications
770-384-2666	770-384-2852
isabel_janci@homedepot.com	sara_gorman@homedepot.com